Exhibit 99.3

   Selected historical financial data of Alabama Metal Industries Corporation

The following table sets forth selected historical financial data of Alabama Metal Industries Corporation ("AMICO").

AMICO's unaudited financial statements have been prepared on the same basis as its audited financial statements and, in our opinion, reflect all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of this data in all material respects. The results for any interim period are not necessarily indicative of the results that may be expected for a full year.



                                                       Fiscal year ended          Nine months ended
                                                         December 31,               September 30,
                                                 _______________________      _________________________
            (Dollars in thousands)                    2003          2004         2004          2005

Statement of income data:
Net sales                                         $   194,391   $   288,354  $   218,708   $   239,815
Cost of sales                                         158,982       209,766      157,159       174,331
                                                  ___________   ___________  ___________   ___________
Gross profit                                           35,409        78,588       61,549        65,484
Selling, general and administrative expense            24,741        37,462       26,460        23,530
Impairment charge(1)                                    1,354            57           --            --
                                                  ___________   ___________  ___________   ___________
Income from operations                                  9,314        41,069       35,089        41,954
Interest expense                                        5,778         5,115        3,867         3,478
Other (income) expense                                     --            --          138            72
                                                  ___________   ___________  ___________   ___________
Income before taxes                                     3,536        35,954       31,084        38,404
Provision for income taxes                              1,512        13,455       11,549        14,751
                                                  ___________   ___________  ___________   ___________
Net income                                        $     2,024   $    22,499  $    19,535   $    23,653
                                                  ___________   ___________  ___________   ___________
Other data:
Depreciation and amortization                     $     6,052   $     5,752  $     4,300   $     4,240
EBITDA(2)                                              15,366        46,821       39,251        46,122
Ratio of earnings to fixed charges(3)                   1.53x         7.03x        7.98x        10.27x
Balance sheet data (at end of period):
Cash                                              $     1,535   $     2,520                $     3,429
Total assets                                          104,644       123,820                    123,420
Working capital(4)                                     16,944        27,775                     37,777
Total debt                                             53,315        43,244                     18,331
Shareholders' equity                                   23,596        46,716                     70,637
                                                  ___________   ___________                ___________


(1) Impairment charges for 2003 arose primarily because a plant was held for sale on December 31, 2003 at a price less than book value. Impairment charges for 2004 consist primarily of a write-off of assets of AMICO's Canadian subsidiary.

(2) EBITDA represents net income before interest expense, provision for income taxes, depreciation and amortization. EBITDA should not be considered an alternative to cash flows from operating activities or net income, as determined in accordance with GAAP. EBITDA is not necessarily comparable to other similarly titled financial measures of other companies due to the potential inconsistencies in the method of calculation. EBITDA has limitations as an analytical tool, and you should not consider it either in isolation or as a substitute for analyzing AMICO's cash flows from operating activities and results as reported under GAAP. Some of these limitations are:

o EBITDA does not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;

o EBITDA does not reflect changes in, or cash requirements for, AMICO's working capital needs;


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


o EBITDA does not reflect AMICO's interest expense or cash requirements necessary to service interest or principal payments on its debt; and

o EBITDA does not reflect AMICO's tax expense or the cash requirements to pay its taxes.

The following is a reconciliation of EBITDA to net income, the most directly comparable GAAP performance measure, and to cash flows from operations, the most directly attributable GAAP liquidity measure:


                                                                Fiscal year ended          Nine months ended
                                                                  December 31,               September 30,
                                                          _________________________   __________________________
                (Dollars in thousands)                         2003         2004          2004          2005
Net income                                                 $    2,024   $    22,499   $    19,535   $    23,653
Provision for income taxes                                      1,512        13,455        11,549        14,751
Interest expense                                                5,778         5,115         3,867         3,478
Depreciation and amortization                                   6,052         5,752         4,300         4,240
                                                           __________   ___________   ___________   ___________
EBITDA                                                         15,366        46,821        39,251        46,122
Interest expense                                               (5,778)       (5,115)       (3,867)       (3,478)
Provision for income taxes                                     (1,512)      (13,455)      (11,549)      (14,751)
Changes in assets and liabilities                               6,420       (12,079)      (17,886)          481
Other non-cash adjustments                                      1,678           429           315            89
Provision for deferred income taxes                                52         1,011           528            51
                                                           __________   ___________   ___________   ___________
Net cash (used in) provided by operating activities        $   16,227   $    17,612   $     6,792   $    28,514
                                                           __________   ___________   ___________   ___________



(3) For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before taxes minus net undistributed equity earnings minus capitalized interest plus fixed charges. Fixed charges include interest expense (including amortization of debt issuance costs), capitalized interest and the portion of operating rental expense that AMICO management believes is representative of the interest component of rent expense.

(4) Working capital is current assets minus current liabilities.


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



                Management's discussion and analysis of financial
                  condition and results of operations for AMICO


AMICO acquisition

On October 3, 2005, we acquired AMICO, a leading manufacturer of a diverse line of products for the commercial and industrial building products markets. AMICO's products and systems are used for a variety of industrial applications and for residential, multi-family, commercial and high-rise construction applications. AMICO manufactures products in 15 locations throughout North America with six distribution centers. For the year ended December 31, 2004, AMICO generated net sales of $288.4 million, income from operations of $41.1 million and EBITDA of $46.8 million.

Integration. As in previous acquisitions, we intend to manage AMICO and its subsidiaries as a stand-alone entity rather than combine AMICO's operations with those of our other subsidiaries. As a result, we do not currently expect to incur material integration costs as a result of the AMICO acquisition. However, as part of our strategy of continuing to increase operating efficiencies, we will consider AMICO and its subsidiaries as we improve our company-wide supply chain management, attempt to streamline distribution of our products and explore further opportunities for sharing administrative services across our company.

Comparability of AMICO financial statements. Before we acquired AMICO, AMICO determined the cost basis of its inventory on a last-in-first-out (LIFO) basis, rather than the FIFO accounting we use for our company. Inventories recorded on the historical balance sheets of AMICO and cost of sales, gross profit, income from operations and net income recorded on the historical statements of income of AMICO are therefore not completely comparable to similar line items recorded in our historical balance sheets and statements of income. As of and for the year ended December 31, 2004, recording AMICO's inventories on a FIFO basis would have resulted in a $15.9 million increase in its inventories to $45.6 million, a $13.8 million decrease in its cost of sales to $195.9 million and a $13.8 million increase in its income before taxes to $49.8 million. As of and for the nine months ended September 30, 2005, recording AMICO's inventories on a FIFO basis would have resulted in a $8.5 million increase in its inventories to $32.8 million, a $7.4 million increase in its cost of sales to $181.7 million and a $7.4 million decrease in its income before taxes to $31.0 million. From the date of the AMICO acquisition, we will record AMICO's inventories on a FIFO basis. This change in AMICO's inventory accounting policy will result in taxable income to our company, which we will recognize for tax purposes over a four-year period.


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


Results of operations of AMICO

The following table sets forth selected results of operations data for AMICO as percentages of net sales:


                                                       Fiscal year          Nine months
                                                         ended                 ended
                                                      December 31,         September 30,
                                                  _________________    _________________
                                                    2003       2004      2004       2005
                                                                           (unaudited)
Net sales                                          100.0%     100.0%    100.0%     100.0%
Cost of sales                                       81.8       72.7      71.9       72.7
                                                  ______     ______    ______     ______
Gross profit                                        18.2       27.3      28.1       27.3
Selling, general and administrative expense         12.7       13.0      12.1        9.8
Impairment charges                                   0.7        0.0        --         --
                                                  ______     ______    ______     ______
Income from operations                               4.8       14.2      16.0       17.5
Other expenses                                        --         --       0.1        0.0
Interest expense                                     3.0        1.8       1.8        1.5
                                                  ______     ______    ______     ______
Income before taxes                                  1.8       12.5      14.2       16.0
Provision for income taxes                           0.8        4.7       5.3        6.2
                                                  ______     ______    ______     ______
Net income                                           1.0%       7.8%      8.9%       9.9%
                                                  ______     ______    ______     ______


Nine months ended September 30, 2005 compared to nine months ended September 30, 2004

Net sales increased by approximately $21.1 million, or 9.7%, to $239.8 million for the nine months ended 2005 from $218.7 million for the nine months ended September 30, 2004. This increase was due primarily to significant increases in sales volumes of bar grating products, particularly in the third quarter of 2005, driven by purchases related to the 2005 storm season and, to a lesser extent, general increases in construction spending. The increase in net sales was also due to increases in average selling prices in many of AMICO's product lines, driven by increases in steel prices that occurred over the course of 2004, as well as increases in sales volumes of expanded metal products. These increases were partially offset by decreases in average selling prices and volumes of AMICO's metal lath products.

Cost of sales increased by approximately $17.2 million, or 10.9%, to $174.3 million for the nine months ended September 30, 2005 from $157.2 million for the nine months ended September 30, 2004. This increase was due primarily to increases in raw material costs as a percentage of sales. Cost of sales as a percentage of net sales increased to 72.7% for the nine months ended September 30, 2005 from 71.9%, primarily because AMICO's gross margins had reached higher than historical levels in 2004 as AMICO was able to increase prices quickly in response to significant increases in the price of steel.

Selling, general and administrative expense decreased $2.9 million, or 11.1%, to $23.5 million for the nine months ended September 30, 2005 from $26.5 million in the nine months ended September 30, 2004. This decrease occurred primarily because AMICO's management incentive compensation was unusually high for the nine months ended September 30, 2004 due to AMICO's financial performance in that period. The terms of AMICO's management incentive compensation plan were changed in 2005, resulting in lower compensation payments for the nine months ended September 30, 2005. As a percentage of net sales, selling, general and administrative expense decreased to 9.8% for the nine months ended September 30, 2005 from 12.1% for the nine months ended September 30, 2004, primarily due to lower incentive compensation payments in the nine months ended September 30, 2005.


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


As a result of the above, income from operations as a percentage of net sales increased to 17.5% for the nine months ended September 30, 2005 from 16.0% for the nine months ended September 30, 2004.

Interest expense decreased $0.4 million, or 10.1%, to $3.5 million for the nine months ended September 30, 2005 from $3.9 million for the nine months ended September 30, 2004. This decrease was due to significant debt repayments throughout the nine months ended September 30, 2005 using cash generated from operations.

As a result of the above, income before income taxes increased $7.3 million, or 23.5%, to $38.4 million for the nine months ended September 30, 2005 from $31.1 million for the nine months ended September 30, 2004.

Income taxes were $14.8 million for the nine months ended September 30, 2005, based upon an effective tax rate of 38.4% for the nine months ended September 30, 2005. Income taxes were $11.5 million for the nine months ended September 30, 2004, based upon an effective tax rate of 37.2% for the nine months ended September 30, 2004. The effective tax rate was lower in 2004 as AMICO utilized previously reserved state net operating loss carryforwards.

Net income increased to $23.7 million in the nine months ended September 30, 2005 from $19.5 million in the nine months ended September 30, 2004.

Year ended December 31, 2004 compared to year ended December 31, 2003

Net sales increased $93.9 million, or 48.3%, to $288.4 million in 2004 from $194.4 million in 2003. This increase was due primarily to significant increases in selling prices for AMICO's steel-related products, resulting primarily from the significant increases in steel prices over the course of 2004. This increase was partially offset by a moderate decrease in sales volumes of AMICO's expanded metal products due to continuing recovery in the industrial construction market.

Cost of sales increased by approximately $50.8 million, or 31.9%, to $209.8 million in 2004 from $159.0 million in 2003, primarily due to the increases in raw material costs described above. Cost of sales as a percentage of net sales decreased to 72.7% in 2004 from 81.8% in 2003. This decrease occurred primarily because AMICO was able in many cases to increase its selling prices ahead of anticipated increases in costs of raw materials, as well as because of efficiency improvements in AMICO's operations in the second half of 2003 that positively affected AMICO's 2004 cost of sales. These efficiency improvements included consolidating production of bar grating products by closing two facilities and moving their production to other facilities and cost reductions in material and labor inputs to AMICO's metal lath products.

Selling, general and administrative expense increased $12.7 million, or 51.4%, to $37.5 million in 2004 from $24.7 million in 2003. This increase occurred primarily because of significant incentive compensation paid to management and other employees in 2004 due to AMICO's financial performance in that year, as well as increases in brokerage commissions paid to manufacturers' representatives due to increased net sales. As a percentage of net sales, selling, general and administrative expense increased to 13.0% in 2004 from 12.7% in 2003, due primarily to the increase in incentive compensation.


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


AMICO recorded impairment charges of $57,023 in 2004 relating to the write-off of assets of its Canadian subsidiary. In 2003, AMICO recorded impairment charges of $1.4 million, primarily because a plant was held for sale at December 31, 2003 at a price less than book value.

As a result of the above, income from operations as a percentage of net sales increased to 14.2% in 2004 from 4.8% in 2003.

Interest expense decreased $0.7 million, or 11.5%, to $5.1 million in 2004 from $5.8 million in 2003 due to lower average borrowings in 2004.

As a result of the above, income before income taxes increased to $36.0 million in 2004 from $3.5 million in 2003.

Income taxes increased to $13.5 million in 2004 from $1.5 million in 2003, based on an effective rate of 37.4% in 2004, compared to 42.8% in 2003. The decrease in AMICO's effective tax rate was due to the use of previously reserved net operating losses against state income taxes in 2004, as well as the increase in valuation allowances to provide for state net operating losses that it did not expect to realize.

Net income increased to $22.5 million in 2004 from $2.0 million in 2003.


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